Exhibit 99.1

FOR IMMEDIATE RELEASE CONTACT: Michael Sayre President and CEO (614) 748-1150

PDSi Completes Acquisition of Aspan

COLUMBUS, Ohio – February 20, 2008 – Pinnacle Data Systems Inc. (PDSi) (AMEX: PNS) today announced it completed the acquisition of Aspan Computer Repair Laboratories B.V. (Aspan) in The Netherlands. Since 2006, Aspan has provided repair services to PDSi’s customers in Europe from their facility. Both companies offer high-end computer-related repair and logistics services for some of the world’s largest Original Equipment Manufacturers (OEMs) whose products utilize computer technologies.

Conveniently located near the European logistics hubs of many of these OEMs, this PDSi operation serves primarily as the repair depot for their computer boards, storage devices, and other critical peripherals. By rapidly processing this material back into OEM service inventories, PDSi reduces costs and increases capability for its customers to support their global installed base.

Michael R. Sayre, President and CEO, commented, “This acquisition further strengthens PDSi’s global footprint for repair services and implementation of our growth strategy. Customers are increasingly seeking a qualified, single source provider of depot repair services for their products in a time-efficient and cost-effective manner around the world. The completion of this acquisition enables us to better serve current and potential customers in Europe, the Middle East and Africa, and also in conjunction with PDSi’s other facilities in the Asia Pacific and North America.”

Aspan’s operation employed approximately 22 people in primarily technical and operations roles and PDSi intends to retain the entire workforce.

About PDSi

PDSi provides computer design, production, and repair services to original equipment manufacturers who build computers into their products in industries including medical equipment, telecommunications, defense and imaging. PDSi also helps major computer platform manufacturers respond to customer requirements for customized solutions and extended service life. PDSi specializes in areas where these OEMs often get little help from larger outsource firms, solving the challenges associated with complex technologies, low to medium volume production, and long-term service of third party products.

Not simply a repair depot or a contract manufacturer, PDSi represents a more collaborative and flexible outsourcing partner who helps its clients manage costs, meet unplanned demand changes, improve customer satisfaction, and respond aggressively to new trends in the technology market place. With its innovative and proactive staff of engineering, manufacturing, program management and supply chain specialists, PDSi tailors solutions that meet the particular business and operational needs of each OEM. For more information, visit the PDSi website at www.pinnacle.com.